April 1, 1996

Patrick E. Lien
1208 Moorefield Court
Virginia Beach, Virginia 23454

Dear Mr. Lien:

         I am happy to advise you that you have been selected by the Board of Directors (the "Board") of H.E.R.C. Products Incorporated (the "Company"), to receive a non-incentive stock option and that on March 11, 1996, you were granted an option to purchase Fifty Thousand (50,000) shares of the Company's Common Stock, $.01 par value, at a price of $1.5625 per share (the "Stock"). The option granted to you is subject to the terms and conditions set forth in this letter (the "Agreement").

         The Board has imposed the following terms and conditions relating to your option and its exercise:

         1. You may exercise your option, only in accordance with Paragraph 3 below, by delivery to the Company (in care of its Secretary) at the principal offices of the Company, presently located at 3622 North 34th Avenue, Phoenix, Arizona 85017, written irrevocable notice of exercise in the form attached to this letter as Exhibit A. specifying the number of shares with respect to which the option is being exercised, together with payment of the exercise price for those shares in cash or by check. Any other form of exercise or tender may be refused by the Company, acting through the Board or otherwise, in its discretion.

         2. Your option is not transferable other than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. You may not assign or otherwise transfer or encumber your option or any interest in your option to any person in any way.

         3. (a) Your options shall vest on December 1, 1996 as to the first 10,000 shares, on December 1, 1997 as to the second 10,000 shares, on December 1, 1998 as to the third 10,000 shares, on December 1, 1999 as to the fourth 10,000 shares, and on December 1, 2000 as to the last 10,000 shares.

                  (b) Notwithstanding any other provision of this Agreement (other than Paragraph 3(h) below), your option, to the extent not previously exercised, shall automatically terminate and be of no further force or effect as to all remaining shares of Stock as of five o'clock p.m., M.S.T., on December 1, 2001.

                  (c) In the event you leave the employment of the Company for any reason whatsoever, including termination by your voluntary resignation or at the direction of the Company, with or without cause, or of your death or Permanent Disability, then, at your option, or the option of your personal representative, you or your personal representative may exercise the option to the extent vested and not previously exercised or expired, such exercise to occur no later than sixty (60) days following your last day of employment with the Company or the date of your death or Permanent Disability, as applicable, and the Company (or its nominee) shall have the right (but not the obligation) to purchase any shares of Stock acquired pursuant to exercise of options under the Plan held by you (including shares acquired pursuant to this sentence) at a price equal to the Appraised Value per share of such Stock, determined in accordance with Paragraph 3(e). The Company (or its nominee) shall exercise this right to repurchase the shares of Stock, if at all, within six (6) months following the date of the termination of your employment with the Company by delivering written notice of exercise to you or your personal representative. Payment on such exercise by the Company shall be made in not more than five equal annual installments of principal and accrued interest (at an annual interest rate, adjusted on a daily basis, equal to the prime rate of interest publicly announced an such from time to time by Bank One in Phoenix, Arizona due commencing on the Company's (or its nominee's) purchase and on the next four (4) anniversaries of such purchase. The date for consummating such purchase shall be the sixtieth (60th) day following delivery of the Company's notice of

Patrick E. Lien
April 1, 1996
Page 2

         exercise, provided that such date may be extended by you or your personal representative by written notice to a date not later than the earlier of ten (10)days after all holding periods under Section 422A of the Internal Revenue Code expire or consummation of a transaction (e.g., merger, consolidation, stock sale) pursuant to which the holder of your shares would be entitled to receive consideration of any kind.

                  (d) In the event any shares of Stock acquired pursuant to exercise of options hereunder or any interest therein, are to be transferred, voluntarily or involuntarily (including, without limitation, any sale, encumbrance, foreclosure or transfer in lieu thereof, or by operation of law, any division of marital property on account of divorce or legal separation being deemed a "transfer" for purposes hereof, but excluding transfers to which Paragraph 3(c) hereof applies), the Company (or its nominee) shall have a right of first refusal as follows: You (or the holder of such shares if not you) shall give the Company advance written notice detailing all the terms of the proposed transfer. The Company (or its nominees) shall have the right (but not the obligation), exercisable upon delivery to the transferring shareholder of written notice of acceptance within thirty (30) days following receipt of the notice of proposed transfer described in the preceding sentence, to repurchase all or any of such shares on the terms and conditions set-forth in such notice; provided that the per share purchase price shall be the lesser of (i) the price, plus the Appraised Value of any non-cash consideration (determined in accordance with the procedures specified in Paragraph 3(e) below) (or, if applicable, 110% of the loan amount), stated in the notice or (ii) the Appraised Value of the shares, determined in accordance with Paragraph 3(e) (and shall be the Appraised Value, determined in accordance with Paragraph 3(e), in the event of a transfer not involving any consideration); and provided further than the purchase price shall be payable, at the election of the Company (or its nominees), either on the terms set forth in the transferor's notice or in up to five equal annual installments of principal and accrued interest (at an annual interest rate, adjusted on a daily basis, equal to the prime rate of interest publicly announced as such from time to time by Bank One in Phoenix, Arizona) due commencing on the Company's (or its nominee's) purchase and on the next four (4) anniversaries of such purchase. The date for consummating such purchase shall be the sixtieth (60th) day following delivery of the Company's (or its nominees') notice of exercise, provided that such date may be extended by the transferring shareholder by written notice to a date not later than the earlier of ten (10) days after all holding periods under Section 422A of the Code expire. Failure by the Company (or its nominees) (without default by the transferring shareholder) to close such purchase within the above 60 day period shall give the transferring shareholder the right to transfer such shares or interest therein on the terms and to the person described in the notice during the 60 days following expiration of the original 60-day period; provided that the shares or interest therein to be transferred shall for all purposes remain subject to this Agreement. If the transferring shareholder fails to close the proposed transfer on those terms within such second 60-day period, the proposed transfer shall again be subject to the terms of this Paragraph 3(d). Notwithstanding the foregoing, such shares may be transferred or retransferred without invoking this right of first refusal between you and trusts of which you and/or your spouse are the sole beneficiaries by giving prior written notice certifying such a transfer is to be made; provided that following any such transfer, such shares shall remain subject to this right of first refusal and all the other provisions of this agreement.

                  (e) The "Appraised Value" of a share of the Stock shall mean that value which is determined pursuant to this Paragraph 3(e). The Appraised Value may be mutually agreed upon by the selling and acquiring parties of the shares of Stock. If the parties cannot mutually agree on the Appraised Value of a share of Stock within ten
         (10) days after delivery of a written notice of exercise of a purchase right or obligation hereunder, then the Appraised Value of a share of Stock shall be equal to the fair market value of such share as determined as of the date of termination of your employment with the Company and in the following manner: the fair market value shall be determined by a Board of Arbitration comprised of three (3) members, one of whom shall be selected by the selling party and another of whom shall be selected by the acquiring party. The third arbiter shall be appointed by the two arbiters so selected. If either side fails to select an arbiter within fifteen (15) days after written request to do so, then the other party's arbiter shall unilaterally establish the Appraised Value in a written opinion. The decision of the majority of said

Patrick E. Lien
April 1, 1996
Page 3

         arbiters, or of the single arbiter if applicable, shall be binding upon the parties hereto. If no two arbiters agree upon a single fair market value, it shall be the arithmetic average of the values determined by the two arbiters whose estimates are closest in value, which average value shall be binding upon the parties hereto. The arbiters shall render a written decision and shall conduct all proceedings pursuant to the Uniform Arbitration Act as adopted in the State of Arizona and to the then existing rules of the American Arbitration Association governing commercial transactions to the extent such rules are not inconsistent with such Act and this Agreement. Costs of arbitration shall be borne as determined by the arbiters. In determining the Appraised Value, no value shall be placed on the good will or name of the Company (except that good will may be valued at an amount not exceeding its unamortized cost to the extent it represents a cost to the Company, and all shares shall be valued equally, i.e., without regard to majority or minority status of such shares.

                  (f) "Permanent Disability" means that you (1) are under a legal decree of incapacity or disability pursuant to title 14 of Arizona Revised Statutes or other applicable statutes the date of such decree being deemed to be the date on which such disability occurred for purposes of this agreement), or (2) submit any claim for disability insurance benefits or for early distribution of the amounts from a qualified pension or profit-sharing plan maintained by the Corporation on account of disability (the date of the earliest of such claims shall be the date on which such disability shall be deemed to have occurred), or (3) are determined to be disabled pursuant to a Determination of Disability. A determination of Disability means a determination that you, because of a medically determinable disease, injury, or other mental or physical disability, are unable to perform substantially all of your regular duties and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then-available medical information. The Determination of Disability will be based on the written opinion of the physician regularly attending you. If the Company disagrees with the opinion of such physician (the First Physician"), it may engage at its own expense another physician (the "Second Physician") to examine you. The Second Physician shall confer with the First Physician and, if they together agree in writing that you are or are not disabled, their written opinion shall be conclusive as to such disability. If the First and Second Physicians do not agree, they shall choose a third consulting physician (the expense of which shall be borne by the Company), and the written opinion of a majority of these three (3) physicians shall be conclusive as to such disability. The date of any written opinion which is conclusive to such disability is the date on which such disability, if that is the conclusion, will be deemed to have occurred unless the opinion expressly establishes the date of occurrence. In conjunction with this Section, you consent to such examination, to furnish any medical information requested by any examining physician, and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians except the First Physician selected hereunder must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

                  (g) For so long as the Company's right to repurchase the Stock as set forth in this Paragraph 3 remains effective, neither you, nor your personal representative(s), devisee(s), heir(s), successor(s), or assignee(s) shall sell, assign or otherwise transfer any shares of Stock or interest therein without obtaining the written agreement of the purchaser, assignee or transferee that the shares remain subject to this repurchase right, and you evidencing the Stock may be legended to reflect the foregoing restrictions.

                  (h) In its sole discretion, the Board may waive or accelerate vesting of options, or waive or extend expiration dates, other than the final expiration date.

         4. The Company will reserve or keep available at all times sufficient shares of its common stock to permit the exercise of your option and all other options granted or to be granted.

         5. It is contemplated that the common stock in the Company to be issued to you upon exercise of your option will not be registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities laws, in reliance on exemptions from registration thereunder. If in the opinion of counsel satisfactory to the Company no exemption from registration is then available, or if such issuance is otherwise in violation of applicable law at the time purchase rights are exercised under this option, then

Patrick E. Lien
April 1, 1996
Page 4

the Company's obligation to issue shares of its common stock upon exercise of your option shall terminate. If such an exemption is available in the opinion of such counsel, and such issuance is not otherwise in violation of applicable law you (or your personal representative(s), devisee(s), or heir(s)) will deliver to the Company as a condition precedent to giving notice of each exercise, an investment letter agreement in form and substance satisfactory to the Company to enable the Company to comply with the Act or other applicable securities laws and which may, among other things, limit or condition the right to dispose of shares of Stock acquired by exercise of your option will be permitted only if in the opinion of counsel satisfactory to the Company Ouch disposition is not in violation of the Act, any applicable state securities laws or any other applicable law, regulation or rule, and you (or your personal representative(s), devisee(s), or heirs(s)) deliver to the Company a letter agreement in form and substance satisfactory to the Company whereby your successor(s) or assign (6) agrees to be bound by the terms and conditions of paragraph 3 above and this Paragraph 5. You (and your personal representative(s), devisee(s), or heirs(s)) agree to pay all costs of obtaining any legal opinions and all costs in connection with proposed exercise of your option or dispositions of shares acquired pursuant to your option.

         6. You agree to pay to the Company or to make arrangements satisfactory to the Board to pay to the Company, at such time as any income is recognized by you with respect to this option, any Federal, state, or local taxes of any kind required by law to be withheld on such income by the Company. In the event of disposition or other transfer by you of common stock issued to you upon exercise of your options, you agree to provide to the Company promptly written notice describing in reasonable detail the disposition or transfer, including without limitation the sale price, if any, and date of transfer or disposition.

         7. This option granted to you is governed by, and shall be interpreted according to, the laws of the State of Arizona.

         8. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.




















         This letter only grants the options described above and is not an employment agreement or a promise or assurance of continued employment for any period of time including any period of time necessary to permit full exercise of the options under Paragraph 1 above.

         Please acknowledge your receipt of this letter, together with the materials referred to herein and your agreement to the terms and conditions of your option as set forth herein by signing the enclosed copy of this letter and returning it promptly to the Secretary of the Company at the address set forth in Section 1 of this letter. Any questions concerning any matter relating to your non-incentive stock option should also be addressed to the Secretary.

Patrick E. Lien
April 1, 1996
Page 5

                                              Very truly yours,

                                              H.E.R.C. Products Incorporated




                                              By   /s/  Gary S. Glatter
                                                  ------------------------------
                                              Its      President
                                                  ------------------------------



ACCEPTED AND AGREED:



/s/  Patrick E. Lien
--------------------------
Patrick E. Lien


























                                   EXHIBIT "A"

                          NOTICE OF EXERCISE OF OPTION
              TO PURCHASE SHARES OF H.E.R.C. PRODUCTS INCORPORATED
                          AND RECORD OF STOCK TRANSFER

         I hereby exercise my Stock Option granted pursuant to a letter dated April 1, 1996 (the "Agreement") subject to all the terms and provisions referred to in the Agreement, and notify you of my desire to purchase _______________ shares of Common Stock of H.E.R.C. Products Incorporated (the

Patrick E. Lien
April 1, 1996
Page 6

"Company") which were offered to me pursuant to said Option. Enclosed is my check in the sum of $______________ in full payment for such shares.

         I hereby represent that the __________ shares of the Company's Common Stock to be delivered to me pursuant to the above-mentioned exercise of the Option granted to me on March 11, 1996 are being acquired by me as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. I also represent that I have read and fully understand the Agreement, including without limitation the restrictions on transfer of the shares hereby being acquired and the Company's repurchase rights with respect to such shares. I agree to indemnify the Company and its subsidiaries, together with their respective officers and directors, against any and all liabilities, losses, damages and expenses (including reasonable attorney fees) arising from or in connection with any disposition of the shares hereby being acquired, or any interest therein, in violation of applicable securities laws or regulations. I further represent that I have been given access to all information necessary to allow me to make a decision as to the advisability of an investment in the Company's stock and the value of such stock, and that I have the skill and experience necessary to make such decision.

         DATED:_____________________________, 19 ___ .




                                                 _______________________________
                                                 Employee 's Signature



                                                 _______________________________
                                                 Signature of Employee's Spouse



Receipt is hereby acknowledged of the delivery to me by _____________________ on _______________ of stock certificates for _______ shares of Common Stock purchased by me pursuant to the terms and conditions of the Agreement referred to above, which shares were transferred to me on H.E.R.C. Products Incorporated's stock record books on _______________, 19___.



                                                 _______________________________
                                                 Employee